UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 19, 2013

WESTMOUNTAIN GOLD, INC.
 (Exact Name of Small Business Issuer as specified in its charter)

Colorado	000- 53028	26-1315498
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 2186 S. Holly St., Suite 104, Denver, CO 80222
 (Address of principal executive offices including zip code)

(303) 800-0678
 (Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

123 North College Ave, Ste 200, Ft. Collins, Colorado 80524

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – OTHER EVENTS

Item 8.01 Other Events.

WestMountain Gold, Inc. (“WestMountain”) (OTCQB: WMTN), an emerging mineral exploration and development company, today announced a significant expansion of the gold and silver resource base at its flagship Terra Project in Alaska.  The NI 43-101 Technical Report, completed by Gustavson Associates, showed solid increases in tonnes, inferred ounces and gold grade as compared with the Company’s 2010 report.

The WMTN report highlights the high-grade nature of the Terra deposit with a 5.00 g/t cutoff estimate returning an indicated resource of 49,809 ounces of gold at 13.25 g/t and an inferred resource of 369,795 ounces of gold at 15.63 g/t for a total resource of 419,604 ounces of gold. As compared with the Company’s previous 43-101 report, tonnes increased 100% to 852,943, the inferred and indicated resource increased by 150% to 419,604 ounces gold, and the inferred and indicated grade grew by 25% to 15.3 g/t.

These favorable results followed initial production scale bulk sampling at the Terra Project in late 2012 that resulted in production of 75 ounces of gold and 28 ounces of silver.

The Terra Project is a joint venture between WMTN’s Terra Gold Corp. subsidiary and Raven Gold Alaska, Inc.

2013 Terra Project Mineral Resources

Terra Vein Resources by Cutoff
Indicated
Cutoff (Au g/t)	tonnes	Au g/t	Ag g/t	oz Au	oz Ag
1.00	334,110	6.34	13.87	68,070	148,972
3.00	209,311	9.08	20.87	61,101	140,412
5.00	116,949	13.25	29.98	49,809	112,723
10.00	29,893	29.48	64.41	28,331	61,906
20.00	9,422	67.71	130.82	20,510	39,626
50.00	9,317	68.24	131.32	20,442	39,335
Inferred
Cutoff (Au g/t)	tonnes	Au g/t	Ag g/t	oz Au	oz Ag
1.00	2,403,970	6.49	12.08	501,842	933,557
3.00	1,186,363	11.19	21.60	426,938	824,036
5.00	735,994	15.63	27.63	369,795	653,884
10.00	259,430	31.55	41.51	263,143	346,234
20.00	114,835	55.62	54.56	205,365	201,420
50.00	62,324	79.13	71.03	158,556	142,318

The full NI 43-101 Technical Report is available on the Company’s website at www.westmountaingold.com.

Section 9 – Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits –

Exhibit No.	Description

99.1	Press Release dated February 21, 2013 concerning the WestMountain Gold, Inc. NI 43-101 Technical Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant: WestMountain Index Advisor, Inc.

February 26, 2013	By:	/s/ Gregory Schifrin
Gregory Schifrin, CEO

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 21, 2013 concerning the WestMountain Gold, Inc. NI 43-101 Technical Report.